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FORM OF CONSENT OF CLIFFORD CHANCE US LLP


February 17, 2006

TAM S.A.
Av. Jurandir 658 - Lote 4, 1o andar
04072-000 Sao Paulo, SP
Federative Republic of Brazil


Registration Statement on Form F-1

Ladies and Gentlemen:

         We are acting as special United States counsel to TAM S.A., a sociedade anonima organized under the laws of the Federative Republic of Brazil (the "Company"), in connection with the filing by the Company of a registration statement on Form F-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the Company's offering of preferred shares, including preferred shares in the form of American Depositary Shares, as set forth in the prospectus contained in the Registration Statement (the "Prospectus").

         We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus.


         Very truly yours,